EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

February 27, 2014

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

       Re:       Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”), agrees that in order to improve the performance of Delaware REIT Fund (the “Fund”), a series of Delaware Pooled Trust, , the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class B shares, so that the Fund’s Class B shares’ Rule 12b-1 (distribution) fees will not exceed 0.25% of such shares’ average daily net assets for the period October 1, 2013 through February 27, 2015.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: Executive Vice President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: February 26, 2014